UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 2, 2026

Date of Report (Date of earliest event reported)

5&2 Studios, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-56519	82-3246222
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8291 Baucum Road Midlothian, TX	76065
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 833-924-6736

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Series B Common Stock

(Title of Class)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

As previously disclosed in Amendment No. 1 to the Preliminary Proxy Statement on Schedule 14A (as amended, the “Proxy Statement”) and Amendment No. 1 to the Rule 13e-3 Transaction Statement on Schedule 13E-3 (as amended, the “Schedule 13E-3”), in each case, filed by 5&2 Studios, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on March 3, 2026 the Company entered into a Vendor Advance Agreement (the “Vendor Advance Agreement”) with Come and See Foundation, Inc. (“CAS”) on March 2, 2026 in order to finance payments in lieu of receiving a fractional share as a result of the proposed amendment to the Company’s certificate of incorporation to change the number of issued and outstanding shares of Series A common stock, par value $0.001 per share (the “Series A Common Stock”), and Series B common stock, par value $0.001 per share (the “Series B Common Stock” and, together with the Series A Common Stock, “Common Stock”), of the Company, by effecting a 1-for-173,750 reverse stock split (the “Reverse Stock Split”), as further described in the Proxy Statement. Pursuant to the Vendor Advance Agreement, CAS will advance certain payments to be made by CAS to the Company in an aggregate amount of up to approximately $24.7 million under specified agreements with the Company to finance the cash consideration payable in lieu of fractional shares in the Reverse Stock Split and to pay related transaction fees and expenses.

The Vendor Advance Agreement provides for the below terms, among other things:

(i)	The advance is expected to be fully provided in connection with the consummation of the Reverse Stock Split.

(ii)	The advance is expected to bear interest at aper annum rate of approximately 7.25%, and the interest rate will increase by 2% if the conditions to CAS’ obligation to pay the amounts under that certain Asset Purchase Agreement, dated as of May 13, 2024, by and between CAS and the Company (the “Asset Purchase Agreement”), that are to be advanced under the Vendor Advance Agreement are not satisfied prior to July 31, 2027.

(iii)	The credit facility will be secured by CAS’ rights in the Company’s rights in and to certain programming owned and controlled by Company (the “Collateral Program”). The Company currently expects to satisfy the conditions to CAS’ obligation to pay the amounts under the Asset Purchase Agreement that are to be advanced under the Vendor Advance Agreement prior to July 31, 2027. Upon completion and delivery of Season 7 of the the Company’s episodic television series “The Chosen,” the advance, together with any interest accrued thereon, will be offset against the Season 7 payments due from CAS to the Company. If the Season 7 payments exceed the advance plus accrued interest, CAS must pay the balance to the Company. If the advance plus accrued interest exceeds the Season 7 payments, the Company must repay the shortfall to CAS upon demand.

(iv)	The obligation of CAS to fund the advance is subject to the approval of the Reverse Stock Split by a majority of the votes cast by the holders of shares of Common Stock other than those held by the company’s directors, executive officers, affiliates, and any other persons required to be treated as “affiliates” for purposes of Schedule 13E-3. The Vendor Advance Agreement also contains customary provisions regarding CAS’ expenses and indemnification.

The foregoing summary of the Vendor Advance Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such document, which was filed as Exhibit 99.(B) to the Schedule 13E-3 filed by the Company with the SEC on March 3, 2026.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Vendor Advance Agreement, dated as of March 2, 2026, by and between 5&2 Studios, Inc. and Come and See Foundation, Inc. (incorporated by reference as Exhibit 99.(B) to the Company’s Schedule 13E-3 filed with the SEC on March 3, 2026).*
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Certain portions of this exhibit have been redacted. The Company agrees to furnish a copy of any redacted information and/or omitted schedules to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 6, 2026	5&2 STUDIOS, INC.

	By:	/s/ JD Larsen
	Name:	JD Larsen
	Title:	Chief Financial Officer